EXHIBIT 23

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE


The Board of Directors
Delta Mills, Inc.

Under date of July 25, 2003, we reported on the consolidated balance sheets of Delta Mills, Inc. as of June 28, 2003 and June 29, 2002, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the years in the three-year period ended June 28, 2003, as contained in the 2003 annual report on Form 10-K. These consolidated financial statements and our report thereon are included in the annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule for each of the years in the three-year period ended June 28, 2003 as listed in Item 15a (2) of Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note A to the consolidated financial statements, on June 30, 2002, the Company adopted Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements Nos. 4 and 64, Amendment of FASB Statement No. 13, and Technical Corrections."



                                    /s/ KPMG  LLP
                                    KPMG LLP




Greenville, South Carolina
July 25, 2003